NSAR
Screen 38, 77(G.)
Series 3
Defaulted senior securities for the period ended December 31, 2002

1. Murrin Murrin Holdings, 9.375%, due 08/31/2007

o    Reason for Default: Bankruptcy

o    Date of Default: 03/01/2002

o    Principal Amount: 375,000

o    Amount of Default: $23,535.16

o Amount of Default per 1,000 face amount [(Amount of default)/(principal amount)*(1,000)]: $62.76